EXHIBIT 10.4
AMENDED
KAYDON CORPORATION
CHANGE IN CONTROL COMPENSATION AGREEMENT
     AMENDED AGREEMENT made and executed May 31, 2007 between KAYDON CORPORATION, a Delaware corporation, 315 East Eisenhower Parkway, Suite 300, Ann Arbor, Michigan 48108 (Kaydon), and John R. Emling, (the Executive). This Amended Agreement is generally effective January 1, 2005. Any amendments not necessary to comply with Section 409A of the Internal Revenue Code, however, are effective on June 1, 2007.
     The Board of Directors of Kaydon has recommended and approved that Kaydon enter into agreements providing for compensation under certain circumstances involving a change in control of Kaydon. Executive is a key executive of Kaydon or one or more of its Subsidiaries and has been selected by the Compensation Committee of the Board of Directors to enter into this Agreement.
     The Board of Directors believes it is imperative that Kaydon and the Board be able to rely upon Executive to continue in his position should Kaydon become subject to a proposed or threatened Change in Control. The Board also believes it is critical that Kaydon and the Board be able to receive and rely upon Executive’s advice, if requested, as to the best interests of Kaydon and its stockholders, without concern that Executive might be distracted by the personal uncertainties and risks created by such a proposal or threat. The parties anticipate that this may require actions above and beyond Executive’s regular duties as the Board determines to be appropriate.
     To assure Kaydon that it will have the continued dedication of Executive and the availability of Executive’s advice and counsel notwithstanding the possibility, threat or occurrence of an effort to take over control of Kaydon, and to induce Executive to remain in the employ of Kaydon and its Subsidiaries and for other good and valuable consideration, Kaydon and Executive agree as follows:
     1. Services During Certain Events. In the event a third person begins a tender or exchange offer, circulates a proxy to stockholders, or takes other steps to effect a Change in Control, Executive agrees that he will not voluntarily terminate employment with Kaydon (or the Subsidiary then employing Executive) on less than three months written notice to the Chief Executive Officer of Kaydon, will render the services expected of his position, and will act in all things related to the interests of the stockholders of Kaydon until the third person has abandoned or terminated the efforts to effect a Change in Control or until a Change in Control has occurred.
     2. Termination In Connection With or Following Change in Control. In the event that Executive’s employment is terminated under the circumstances stated in Subsection (a) during the period beginning on the date a third person begins a tender or exchange offer, circulates a proxy to stockholders, or takes other steps to effect a Change in Control and ending on the earlier of the complete abandonment of that effort, the date which is three years following the date a Change in Control is deemed to have occurred or the date this Agreement ceases to apply to Executive (the Protected Period), Kaydon will provide to Executive the rights and benefits described in Subsection (b), except as provided in Subsection (c).
          a. Circumstances. This Agreement applies if Executive’s employment is terminated:
               i. By Kaydon. By Kaydon (or the Subsidiary employing Executive) for reasons other than For Cause and other than as a consequence of Executive’s death, permanent disability or attainment of the normal retirement date under the Kaydon Corporation Retirement Plan (the Retirement Plan) or other Kaydon retirement plan applicable to Executive, as in effect immediately preceding that date; or
               ii. By Executive. By Executive following the occurrence of any of the following events:
                    A. Demotion. The assignment of Executive to any duties or responsibilities that are a reduction of, or are materially inconsistent with, Executive’s position, duties, responsibilities or status immediately preceding the beginning of the Protected Period;
                    B. Reporting. A change in Executive’s reporting responsibilities or titles in effect immediately preceding the beginning of the Protected Period resulting in a reduction of Executive’s responsibilities or position;
                    C. Reduction. The reduction of Executive’s annual salary, projected or target annual bonus (including any deferred portions), level of benefits (except for a reduction uniformly applicable to all similarly situated executives), target long-term incentives, stock options, projected Supplemental Executive Retirement Plan benefits, or supplemental compensation in effect at the beginning of the Protected Period; or
                    D. Location. The transfer of Executive to a location at least fifty miles from Executive’s location at the beginning of the Protected Period requiring a change in residence or a material increase in the amount of travel normally required of Executive in connection with employment.
          b. Rights and Benefits. The rights and benefits under this Agreement are all of the following:
               i. Additional Compensation. Payment of an amount equal to:
                    A. Salary. Three (3) times the greater of the Executive’s base salary for the calendar year in which the termination of employment occurs or for the preceding calendar year; plus
                    B. Bonus. Three (3) times the greater of:

•	The average bonus payable to Executive over the most recent three-year fiscal period (or the period during which the Executive has been employed by Kaydon (or any of its Subsidiaries) if less than three years); or

•	Executive’s target bonus for the calendar year in which the termination of employment occurs.
               ii. Incentive Compensation. Payment of all amounts to which Executive is entitled under all incentive compensation plans maintained by Kaydon or any Subsidiary or to which Executive would be entitled to by virtue of Executive’s employment with the corporation or entity which succeeds Kaydon after a Change in Control.
                    A. Incentive Compensation Plans. This amount includes, but is not limited to, any award under any Kaydon incentive compensation plan for a prior year that has not been paid to Executive at the time of termination of employment.
                    B. Increase. In addition, Executive shall receive an amount equal to 1/12th of the greater of:
•	The projected incentive compensation plan awards for the year in which termination of employment occurs; or

•	The incentive compensation plan awards to the Executive for the most recently ended plan year, for each full or partial month in the current plan year prior to the month of Executive’s termination of employment.
                    C. Acceleration. This Subsection (ii) may not accelerate the time, or modify the form, of any payment to Executive unless Executive’s employment is terminated within two years after a Change in Control as defined in Section 5.b. occurs.
               iii. Supplemental Executive Retirement Plan Benefits. In the event a Change in Control occurs, payment of the Actuarial Equivalent (except as limited below) of the Executive’s vested Accrued Benefit under the Kaydon Corporation Supplemental Executive Retirement Plan (the SERP), if any, adjusted as provided in this subsection iii to the extent applicable to the Executive.
                    A. Vesting. If the Executive is not otherwise vested in the SERP Accrued Benefit, Executive will fully vest in the Executive’s Accrued Benefit under the SERP if the Executive:
•	Is age 55 or older at the time of the Change in Control; and

•	Is fully vested in the Retirement Plan (or would be fully vested if Executive was a participant in that Plan) at the time of the Change in Control.

                    B. Additional Credit. Executive’s benefit and Accrued Benefit under the SERP will be computed by crediting the Executive with the Additional Credit provided in Section 2.18(a) and the Discretionary Credit provided in Section 2.18(b) of the SERP if the Executive qualifies for that credit at that time or, if the Executive does not otherwise qualify for that credit at the time of the Change in Control under the terms of that Section 2.18(a) or (b), the Executive:
•	Has been (and remains) identified in the SERP as an individual eligible for that Additional Discretionary Credit or was removed as an individual eligible for that Credit in anticipation of the Change in Control; and

•	Is vested in the Executive’s Accrued Benefit under the SERP under the terms of the SERP or subsection A, above.
                    C. Actuarial Equivalent. The Actuarial Equivalent of the payments from the SERP determined under that Plan and this subsection shall be determined by taking into account the reduction for early commencement of benefits imposed by that Plan and by using reasonable actuarial assumptions. For purposes of determining the lump sum actuarial equivalent, the corresponding actuarial assumptions provided in the Retirement Plan (or, to the extent not provided in that Plan, as provided under GATT) shall be used.
                    D. Effect. If Executive is a Participant in the SERP, the execution of this Agreement constitutes:
•	An amendment of the SERP with respect to Executive to effect these provisions;

•	Agreement by Executive to the terms of, and consent in accordance with Section 6.1(a) of the SERP to, the amended and restated SERP adopted by the Board of Directors on May 17, 2007 and to the amendments to the SERP provided in this Agreement;

•	Agreement by Kaydon and Executive that Executive may not be removed from the Additional Credit provisions of the SERP once steps to effect a Change in Control have commenced; and

•	Agreement by Kaydon and Executive that Executive’s employment with any successor to Kaydon shall not cause forfeiture of Executive’s benefits under the SERP under Section 3.6(a) of the SERP.
Payment of the SERP benefit as provided by this Agreement satisfies Kaydon’s obligations to Executive, if any, under the SERP. If Executive’s employment is terminated in anticipation of a Change in Control but a Change in Control does not occur, subsections A., B. and D. shall operate but payment of the SERP benefit will occur under the terms of the SERP without acceleration under this Amended Agreement.

                    E. Limitation. Notwithstanding any other provision of this Agreement, this subsection (iii) does not provide any SERP benefit to Executive if Executive is not an Active Participant in the SERP immediately prior to the Change in Control, unless Executive was removed as an Active Participant in the SERP or the SERP was amended or terminated in anticipation of the Change in Control.
                    F. Acceleration. This Subsection (ii) may not accelerate the time, or modify the form, of any payment to Executive unless Executive’s employment is terminated within two years after a Change in Control as defined in Section 5.b. occurs. If the Executive’s employment is terminated other than as provided above, the Executive’s SERP benefit will be paid at the time and in the form provided in the SERP without regard to the acceleration of payment and change to the lump sum form provided by this Agreement, but within the other modifications provided here.
               iv. Other Compensation. Immediate acceleration of vesting and exercisability of any outstanding stock option, stock appreciation right, restricted stock, or other similar incentive compensation rights. This provision may not accelerate the time, or modify the form, of any payment to Executive unless Executive’s employment is terminated within two years after a Change in Control as defined in Section 5.b. occurs.
               v. Insurance and Other Special Benefits. Continued coverage under the life insurance and medical, dental and prescription drug insurance or other coverage (ie, provision of in kind benefits or reimbursement of expenses incurred by Executive covered by the medical, dental and prescription drug plans, to the extent the expenses are referred to in Section 105(b) of the Internal Revenue Code) of Kaydon and its Subsidiaries (or any successor plan or program in effect at or after termination of Executive’s employment for employees in the same class or category as was Executive prior to termination) for the period provided in (A), below, subject to the conditions provided in (B), below.
                    A. Period. These benefits will be provided until the earlier of:
•	Three years from the date of termination of Executive’s employment;

•	The Executive’s Normal Retirement Date (as defined in the Retirement Plan) (and, in the case of medical insurance, until Executive is eligible for Parts A and B of Medicare or their equivalent, if later); or

•	The date Executive obtains reasonably comparable life insurance, medical insurance, dental insurance, accident insurance, or disability insurance, as the case may be, at no greater cost to Executive than was the case at Kaydon.
     The three year limitation provided above will not apply if Executive:

•	Is age 55 or older at the time of the Change in Control; and

•	Is fully vested in the Retirement Plan (or would be fully vested if Executive was a participant in that Plan) at the time of the Change in Control.
                    B. Conditions. Continued coverage is subject to the terms of the governing plans (other than any exclusion preventing Executive’s participation because Executive is no longer an employee), to Executive’s making any payments for coverage required of employees in the same class or category as was Executive prior to termination, and to any limitations necessary to comply with Section 409A and avoid penalties on the Executive under Section 409A. Executive agrees to waive any continued coverage that exceeds the limits imposed by Section 409A. In addition:
•	The in kind benefits and the amount eligible for reimbursement during a taxable year of Executive may not affect the in kind benefits to be provided or reimbursement in any other taxable year, except that the lifetime and other benefit limits of the medical, dental and prescription drug plans continue to apply.

•	The reimbursement of an eligible amount must be made on or before the last day of Executive’s taxable year next following the taxable year in which the expense being reimbursed was incurred.

•	The right to this in kind benefit or reimbursement is not subject to liquidation or exchange for any other benefit.
                    C. Alternative. If Executive is ineligible to continue to be covered under the terms of any such benefit plan or program, or in the event Executive is eligible but the benefits applicable to Executive under any such plan or program after termination of employment are not substantially equivalent to the benefits applicable to Executive immediately prior to termination, Kaydon shall provide such substantially equivalent benefits, or such additional benefits as may be necessary to make the benefits applicable to Executive substantially equivalent to those in effect before termination of Executive’s employment, through other sources, subject to all of the limitations and conditions provided above.
                    D. Other. Nothing contained in this subsection (v) shall be deemed to require or permit termination or restriction of Executive’s coverage under any other plan or program of Kaydon or any of its subsidiaries or any successor plan or program to which Executive is entitled under the terms of such plan or program.
               vi. Outplacement Services. Reimbursement of the cost of full outplacement services provided by the professional outplacement consulting firm of Executive’s choosing, to a maximum cost of 15% of the Executive’s base salary for the calendar year preceding the calendar year in which termination of Executive’s employment occurs, provided that all expenses reimbursable under this Subsection 2(b)(vi) must be incurred no later than December 31 of the second calendar year following the calendar year in which Executive separates from service and must be reimbursed no later than December 31 of the third calendar year following the calendar year in which Executive separates from service.
                    A. Effect. The amount eligible for reimbursement during a taxable year of Executive may not affect the amount eligible for reimbursement in any other taxable year.
                    B. Timing. The reimbursement of an eligible amount must be made on or before the last day of Executive’s taxable year next following the taxable year in which the expense being reimbursed was incurred.
                    C. Limitation. The right to this reimbursement is not subject to liquidation or exchange for any other benefit.
               vii. Excise Tax Payment. An additional payment in an amount to cover the full cost of the golden parachute excise tax, and the Executive’s state and Federal income and employment taxes on this excise tax payment, incurred by Executive at any time during Executive’s life or within ten years after Executive’s death as a result of the rights and benefits or any other payment under this Agreement, or under any other agreement with, or plan of, Kaydon or its Subsidiaries.
                    A. Adjustment. In the event the Internal Revenue Service subsequently adjusts the excise tax computation described here, Kaydon shall reimburse the Executive for the full amount necessary to make the Executive whole (less any amounts received by the Executive that the Executive would not have received had the computations initially been computed as subsequently adjusted), including the value of any underpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service.
                    B. Definitions. For purposes of this Agreement, the term “golden parachute excise tax” has the meaning assigned to the term in Sections 280G and 4999 of the Internal Revenue Code.
                    C. Effect. The amount eligible for reimbursement during a taxable year of Executive may not affect the amount eligible for reimbursement in any other taxable year.
                    D. Timing. The reimbursement of an eligible amount must be made on or before the last day of Executive’s taxable year next following the taxable year in which the Executive remits the related taxes.
                    E. Limitation. The right to this reimbursement is not subject to liquidation or exchange for any other benefit.
               viii. Attorney’s Fees. Reimbursement in full for Executive’s attorney’s fees and costs reasonably incurred at any time during Executive’s life or within ten years after Executive’s death in enforcing this Agreement against Kaydon or a successor or in seeking damages for Kaydon’s (or a successor’s) failure to fully perform its obligations under this Agreement.
                    A. Effect. The amount eligible for reimbursement during a taxable year of Executive may not affect the amount eligible for reimbursement in any other taxable year.
                    B. Timing. The reimbursement of an eligible amount must be made on or before the last day of Executive’s taxable year next following the taxable year in which the expense being reimbursed was incurred.
                    C. Limitation. The right to this reimbursement is not subject to liquidation or exchange for any other benefit.
               ix. Penalty Tax Payment. An additional payment in the amount necessary to cover the full cost of any tax imposed on the Executive at any time during Executive’s life or within ten years after Executive’s death under Section 409A(a)(1)(A) of the Internal Revenue Code less the tax to which the Executive would have been subject to in any event on the income, plus the additional tax and interest imposed on the Executive under Section 409A(B) of the Code, plus the Executive’s state and Federal income and employment taxes on this payment, as a result of the rights and benefits or any other payment under this Agreement, or under any other agreement with, or plan of, Kaydon or its Subsidiaries.
                    A. Effect. The amount eligible for reimbursement during a taxable year of Executive may not affect the amount eligible for reimbursement in any other taxable year.
                    B. Timing. The reimbursement of an eligible amount must be made on or before the last day of Executive’s taxable year next following the taxable year in which the Executive remits the related taxes.
                    C. Limitation. The right to this reimbursement is not subject to liquidation or exchange for any other benefit.
               The specific arrangements referred to in this Subsection (b) are not intended to exclude Executive’s participation in other benefit plans in which Executive currently participates or which are or may become available to executive personnel generally in the class or category of Executive or to preclude other compensation or benefits as may be authorized by the Board of Directors from time to time.
          c. Conditions to the Obligations of Kaydon. Notwithstanding the general rules, above, Kaydon shall have no obligation to provide or cause to be provided to Executive the rights and benefits described above if any of the following events occurs:

               i. Prior Termination. Executive terminates employment or Kaydon (or the appropriate Subsidiary) terminates Executive’s employment for any reason or for no reason at all prior to the time a third person begins a tender or exchange offer, circulates a proxy to stockholders, or takes other steps to effect a Change in Control of Kaydon (unless Kaydon (or the appropriate Subsidiary) terminates Executive’s employment in anticipation of the Change in Control).
               ii. Termination for Cause. Kaydon terminates Executive’s employment For Cause.
                    A. For Cause. For purposes of this Agreement, termination of employment is For Cause if Executive, in connection with the Executive’s duties as an employee of Kaydon, its Subsidiaries, or any of its affiliates, committed a fraud or any felony, engaged in deliberate, willful or gross misconduct, or committed any other act which causes or may reasonably be expected to cause substantial injury to Kaydon, a Subsidiary, or any of its affiliates.
                    B. Limitation. For purposes of clarification, this use of this For Cause standard for employment termination affects Executive’s entitlement to benefits under this Agreement only and does not generally limit the ability of Kaydon or other employer to terminate Executive’s employment for any reason or for no reason at all.
               iii. Resignation as Director or Officer. Executive fails, within a reasonable time after a termination of employment which is not wrongful on the part of Kaydon (or the Subsidiary employing Executive) and upon receiving a written request to do so, to resign as a director and/or officer of Kaydon and each Subsidiary and affiliate of Kaydon of which Executive is then serving as a director and/or officer.
               iv. Termination of Agreement. This Agreement ceases to be effective as to Executive in accordance with Section 6.
               In all other events, Kaydon’s obligation to pay or cause to be paid to Executive the benefits and to make the arrangements provided below is absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set off, counterclaim, recoupment, defense or other right which Kaydon may have against Executive or anyone else. Except as provided in Section 2(b)(v), Executive’s entitlement to benefits under this Agreement is not subject to any duty to mitigate damages by seeking further employment nor offset by any compensation which Executive may receive from future employment.
     3. Confidentiality and Cooperation. Executive agrees that at all times:
          a. Confidentiality. Executive will not, without the prior written consent of Kaydon, disclose to any person, firm or corporation any confidential information of or about Kaydon or its Subsidiaries which is now known to Executive or which (whether before or after termination) may become known to Executive as a result of Executive’s employment or association with Kaydon and which could be helpful to a competitor. This limitation does not apply, however, to confidential information that becomes publicly disseminated by means other than a breach of this Agreement.
          b. Cooperation. Executive will furnish such information and render such assistance and cooperation as may reasonably be requested in connection with any litigation or legal proceedings concerning Kaydon or any of its Subsidiaries (other than any legal proceedings concerning Executive’s employment). In connection with that cooperation, Kaydon will pay or reimburse Executive for all reasonable expenses incurred in cooperating with such requests, provided that all expenses reimbursable under this Subsection 3(b) must be incurred and reimbursed no later than December 31 of the second calendar year following the calendar year in which Executive’s employment is terminated.
          The parties agree that damages in the event of breach of this Section 3 by Executive would be difficult, if not impossible, to ascertain. The parties therefore agree that Kaydon, in addition to and without limitation of any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach. Executive waives any and all defenses Executive may have to such an action on the ground of lack of jurisdiction or other equitable relief. The existence of this right shall not preclude Kaydon from pursuing any other rights and remedies at law or in equity which Kaydon may have.
     4. Release. In exchange for benefits under this Agreement, Executive agrees that, upon acceptance of those benefits, Executive will release all claims against Kaydon and its Subsidiaries which might then exist and will execute a reasonable and customary release of any such claims.
     5. Change in Control. For purposes of this Agreement:
          a. General Definition of Change in Control. Except as otherwise provided in this Agreement, a Change in Control means:
               i. Directors. The failure of the Continuing Directors at any time to constitute at least a majority of the members of the Board;
               ii. Ownership. The acquisition by any Person other than an Excluded Holder of beneficial ownership (within the meaning of Rule 13d-3 issued under the Act) of 20% or more of the outstanding common stock of Kaydon or the combined voting power of Kaydon’s outstanding securities entitled to vote generally in the election of directors;
               iii. Transaction. The approval by the stockholders of Kaydon of a reorganization, merger or consolidation, unless with or into a Permitted Successor; or

               iv. Termination. The approval by the stockholders of Kaydon of a complete liquidation or dissolution of Kaydon or the sale or disposition of all or substantially all of the assets of Kaydon other than to a Permitted Successor.
          b. Change in Control For SERP Benefits and Certain Purposes. For purposes of the SERP benefits under Section 2.b.iii., and for purposes of any acceleration or modification of the terms of payment of any benefit under Section 2.b.ii., Section 2.b.iii., Section 2.b.iv. or any other Section of this Agreement, a Change in Control means a Change in Control under Section 5.a., above, that is:
               (i) 50% Stock. The acquisition, by a person or Persons Acting as a Group, of stock of Kaydon that together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of Kaydon;
               (ii) 35% Stock. The acquisition, by a person or Persons Acting as a Group, of ownership of stock of Kaydon that constitutes 35% or more of the total voting power of Kaydon’s stock in a single transaction or within a twelve month period ending with the most recent acquisition;
               (iii) Directors. The majority of members of the Board of Directors of Kaydon being replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Kaydon prior to the date of appointment or election;
               (iv) Assets. The acquisition, by a person or Persons Acting as a Group, of Kaydon’s assets that have a total gross fair market value equal to or exceeding forty percent (40%) of the total gross fair market value of Kaydon’s assets in a single transaction or within a twelve month period ending with the most recent acquisition. For the purpose of this section, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets; or
               (v) Merger. A reorganization, merger or consolidation of Kaydon, the substantive effect of which is a Change in Control under Section 5.b.(i), (ii), (iii), or (iv), unless with or into a Permitted Successor
          c. Other Definitions. The following terms are defined as follows:
               i. Continuing Directors. The Continuing Directors are the individuals constituting the Board as of the date this Agreement was executed by Kaydon and any subsequent directors whose election or nomination for election by Kaydon’s stockholders was approved by a vote of two-thirds of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as the term is used in Rule 14a-11 of Regulation 14A issued under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
               ii. Excluded Holder. Excluded Holder means any Person who at the time this Agreement was executed by Kaydon was the beneficial owner of 20% or more of the outstanding common stock of Kaydon; or Kaydon, a Subsidiary or any Employee Benefit Plan of Kaydon or a Subsidiary or any trust holding such common stock or other securities pursuant to the terms of an Employee Benefit Plan.
               iii. Permitted Successor. Permitted Successor means a corporation which, immediately following the consummation of a transaction specified in the definition of “Change in Control” above, satisfies each of the following criteria:
                    A. Stock. Sixty percent or more of the outstanding common stock of the corporation and the combined voting power of the outstanding securities of the corporation entitled to vote generally in the election of directors (in each case determined immediately following the consummation of the applicable transaction) is beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of Kaydon’s outstanding common stock and outstanding securities entitled to vote generally in the election of directors (respectively) immediately prior to the applicable transaction;
                    B. Limitation. No Person other than an Excluded Holder beneficially owns, directly or indirectly, 20% or more of the outstanding common stock of the corporation or the combined voting power of the outstanding securities of the corporation entitled to vote generally in the election of directors (for these purposes the term Excluded Holder shall include the corporation, any subsidiary of the corporation and any Employee Benefit Plan of the corporation or any such subsidiary or any trust holding common stock or other securities of the corporation pursuant to the terms of any such Employee Benefit Plan); and
                    C. Board. At least a majority of the board of directors is comprised of Continuing Directors.
               iv. Person. Person has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.
               v. Persons Acting as a Group. Persons Acting as a Group means owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of the same public offering, or purchase assets of the same corporation at the same time.
               vi. Act. Act means the Securities Exchange Act of 1934, as amended.
               vii. Employee Benefit Plan. Employee Benefit Plan means any plan or program established by Kaydon or a Subsidiary for the compensation or benefit of employees of Kaydon or any of its Subsidiaries.
               viii. Subsidiary. Subsidiary means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by Kaydon or by one or more Subsidiaries of Kaydon.
     6. Term of Agreement. Subject to Section 2 and the remainder of this Section 6, this Agreement was initially effective on October 24, 1998 and was automatically renewed for successive one-year terms, each ending on the anniversary of December 31, 1999.
               i. Extension. This Amended Agreement shall continue to automatically renew for successive one-year terms, each ending on the anniversary of December 31, 1999, unless Kaydon notifies Executive in writing at least 30 days prior to the expiration date of the original or a successive term that it does not wish to renew the Agreement for an additional term.
               ii. Limitation. Notwithstanding those general rules, the Board of Directors may terminate this Agreement as to Executive for good cause (including but not limited to a diminution in Executive’s duties and responsibilities with Kaydon) during the original or a successive term, on 30 days advance written notice to Executive.
          Notice of non-renewal or termination shall not be given, and if given shall have no effect, and Board action to terminate the Agreement will not be effective, however, within three years after a Change in Control or during any period of time when Kaydon has reason to believe that any third person has begun a tender or exchange offer, circulated a proxy to stockholders, or taken other steps or formulated plans to effect a Change in Control. That period of time ends when, in the opinion of the Board of Directors, the third person has abandoned or terminated the efforts or plans to effect a Change in Control.
     7. Miscellaneous. In addition, the following terms govern.
          a. Assignment. No right, benefit or interest under this Agreement is subject to assignment, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process. Executive may, however, assign any right, benefit or interest under this Agreement if the assignment is permitted under the terms of any plan or policy of insurance or annuity contract governing such right, benefit or interest.

          b. Construction of Agreement. Nothing in this Agreement shall be construed to amend any provision of any plan or policy of Kaydon other than as specifically stated here.
               i. Employment. This Agreement is not, and nothing here shall be deemed to create, an employment contract between Executive and Kaydon or any of its Subsidiaries. Executive acknowledges that the rights of Kaydon and the Subsidiary employing Executive to change or reduce at any time and from time to time Executive’s compensation, title, responsibilities, location and other aspects of the employment relationship or to discharge Executive prior to a Change in Control shall remain wholly unaffected by the provisions of this Agreement, except as explicitly limited in this Agreement.
               ii. No Waiver. No waiver by either party to this Agreement at any time of any breach by the other party to this Agreement, or noncompliance with any condition or provision of this Agreement to be performed by such other party, shall be deemed a waiver of that or of any other provision or condition.
               iii. Integration. This Agreement sets forth the entire agreement of the parties on the subjects addressed here and no agreements or representations express or implied on such subjects have been made by either party which are not set forth expressly in this Agreement.
          c. Amendment. Except as otherwise provided in this Agreement, this Agreement may not be amended, modified or canceled except by written agreement of the parties.
          d. Waiver. No provision of this Agreement may be waived except by a writing signed by the party to be bound.
          e. Severability. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.
          f. Successors. This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s personal representative and heirs, and upon Kaydon and any successor organization or organizations which shall succeed to substantially all of the business and property of Kaydon whether by means of merger, consolidation, acquisition of substantially all of the assets of Kaydon or otherwise, including by operation of law. References here to duties and obligations of Kaydon following a Change in Control are binding upon and shall be the joint and several liability of Kaydon and any successor of it and all Subsidiaries of Kaydon and any successors of any of them.

          g. Taxes. Any payment or delivery required under this Agreement shall be subject to all requirements of the law with regard to withholding of taxes, filing, making of reports and the like. Kaydon shall use its best efforts to satisfy promptly all such requirements.
          h. Payment. All amounts payable by or on behalf of Kaydon under this Agreement shall, unless specifically stated to the contrary in this Agreement, be paid in a lump sum in U.S. Dollars, without notice or demand, on the first day of the second month following termination of Executive’s employment (or for payment of the SERP benefits to an Executive whose employment terminated prior to a Change in Control, on the first day of the second month following the Change in Control). Each and every payment made by or on behalf of Kaydon shall be final and Kaydon and its subsidiaries shall not, for any reason whatsoever, seek to recover all or any part of any payment from Executive or from whomever is entitled to it.
               i. Delay in Payment to Specified Employees. Notwithstanding that general rule regarding payment and the remaining provisions of this Plan, no payment may be made under any provision of this Agreement to a Specified Employee during the first six months following the Specified Employee’s separation from service with Kaydon (or any related entity) if the payment is due to the Specified Employee as a result of that separation from service. Any such payments shall be accumulated and paid to the Specified Employee, without interest, on the first day of the seventh month following the date of the separation from service.
               ii. Specified Employee. Specified Employee means an employee who, at any time during the 12-month period ending on December 31 of each year (the “Identification Date”), is:
                    (A) Officer. An officer of Kaydon (or any related entity) with annual compensation greater than $140,000 in 2006 (as adjusted for future years as provided in Section 416 of the Internal Revenue Code);
                    (B) Five Percent Owner. A 5-percent owner of Kaydon (or any related entity) ; or
                    (C) One Percent Owner. A 1-percent owner of Kaydon (or any related entity) with annual compensation greater than $150,000.
                    Such an employee is a Specified Employee for the 12-month period beginning the first April 1 following the Identification Date and ending on March 31 of the following year.
          i. Death. If Executive dies prior to the time all payments due to Executive under this Agreement have been made, then as soon as practicable after Executive’s death (but in no event later than 90 days after), Kaydon shall pay in a lump sum in U.S. Dollars all sums not paid to Executive prior to his death. Payment shall be made to the beneficiary or beneficiaries (in addition to the amount of life insurance proceeds payable to each beneficiary) named under the life insurance plan or plans maintained by Kaydon on the date of Executive’s death. If no such beneficiary is named, such sums shall be paid to Executive’s estate. Except as provided in Subsection 2(b)(iii), no reduction to present value of any such sums shall be made.
          IN WITNESS, the parties have executed this Amended Agreement this 31st day of May, 2007.

KAYDON CORPORATION		EXECUTIVE

By	/s/ John F. Brocci	/s/ John R. Emling

Its	Secretary